Exhibit 99.1

BioLife Solutions Commences Build-Out of Second GMP Production Suite and Corporate Office Expansion

Demand for HypoThermosol® and CryoStor®, and New Contract Manufacturing Agreement Driving Growth and Creation of New Jobs

BOTHELL, WA—March 5, 2012—BioLife Solutions, Inc. (OTCBB: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media for cells and tissues, today announced that it has executed an amendment to its current commercial lease to double the square footage of its existing facilities.  The additional space will be dedicated to the build-out of an additional GMP manufacturing clean room suite and space for additional team members, whose jobs are being created by increasing demand for the Company’s biopreservation media products and also a high value contract manufacturing agreement that was executed in late 2011.  BioLife’s operations are located in Monte Villa Farms, a Bothell biotech and data center campus.

Mike Rice, Chief Executive Officer, commented on the outlook for BioLife by stating, “We’re very pleased to see demand for HypoThermosol and CryoStor continuing to increase.  Our best-in-class proprietary products are now recognized by key opinion leaders and a growing customer base in our strategic market segments of regenerative medicine, biobanking, and drug discovery.  This growth, along with a new contract manufacturing customer we acquired late in 2011, will enable BioLife to create up to ten additional jobs in manufacturing, quality assurance, sales, and marketing. We estimate ending 2012 with 25 team members and having significantly increased revenue over 2011.”

Shipments to BioLife’s new contract manufacturing customer are anticipated to start in the second quarter of 2012.

Daphne Taylor, Chief Financial Officer remarked on the terms of the lease amendment by stating, “In addition to considering an option to expand within our current campus, we evaluated a number of suitable local properties. In the end, we received a very competitive and supportive offer from our landlord and chose to expand our operations in our existing facilities. We look forward to increasing our manufacturing capacity and the size of our team to meet the growing demand for our products and services.”

About BioLife Solutions
BioLife Solutions develops, manufactures and markets patented hypothermic storage and cryopreservation solutions for cells and tissues.  The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are marketed to academic and commercial organizations involved in cell therapy, tissue engineering, cord blood banking, drug discovery, and toxicology testing. BioLife’s products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced, delayed-onset cell damage and death.  BioLife’s enabling technology provides academic and clinical researchers significant improvements in post-thaw cell, tissue, and organ viability and function.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include any statements that relate to the intent, belief, plans or expectations of the Company or its management, or that are not a statement of historical fact.  Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Some of the specific factors that could cause BioLife Solutions’ actual results to differ materially are discussed in the Company’s recent filings with the Securities and Exchange Commission.  BioLife Solutions disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Media Relations:	Investor Relations:
Len Hall	Matt Clawson
Allen & Caron Inc	Allen & Caron Inc
(949) 474-4300	(949) 474-4300
len@allencaron.com	matt@allencaron.com